EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer (818) 949-5300 ext. 5728

SPORT CHALET REPORTS FOURTH QUARTER
AND FULL YEAR FISCAL 2011 RESULTS

-	Achieved first profitable quarter in the prior 13 quarters
-	Reduced full year net loss by 64% to $3.0 million
-	Lowered bank loan balance by 10% or $4.4 million
-	Grew online sales by 110% for the year

Los Angeles, California – (June 2, 2011) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced financial results for its fourth quarter and full year ended April 3, 2011.  Fiscal 2011 is a 53 week year and thus includes one extra week in the fourth quarter and ends on April 3, 2011.

Fourth Quarter Results

Sales increased 8.8% to $98.2 million for the fourth quarter of fiscal 2011 from $90.2 million for the fourth quarter of fiscal 2010, primarily due to the extra week in the fourth quarter of fiscal 2011 which contributed $5.9 million to sales.  Sales increased 2.4%, excluding the extra week in the fourth quarter of fiscal year 2011, due to a comparable store sales increase of 1.3% on top of an increase of 5.7% for the fourth quarter of last year, and online and Team Sales divisions sales increases of 60% and 24%, respectively.

Gross profit as a percent of sales increased to 29.0% from 27.7% for the fourth quarter of last year primarily due to lower rent expense.  Selling, general and administrative expenses (SG&A) as a percent of sales increased to 25.4% from 24.3% in the same period last year, primarily reflecting increases in labor and workers compensation expense.  The increase in labor for store staff helped drive the improvement in comparable store sales.

The Company’s net income for the quarter ended April 3, 2011 increased by $0.6 million to $0.3 million, or $0.02 per share, from a net loss of $0.3 million, or $0.02 per share, for the quarter ended March 28, 2010.

Craig Levra, Chairman and CEO, said, “The fourth quarter marked our first profitable quarter in the prior 13 quarters.  We were able to continue the growth of our Team Sales and online divisions, increase our comparable store sales and more importantly, return to profitability.  We are pleased that comparable store sales maintained the stability in recent quarters compared to the significant decreases in fiscal 2009 and fiscal 2010.”

Full Year Results

For the fiscal year, sales increased 2.5% to $362.5 million from $353.7 million for fiscal 2010, primarily due to the extra week in the fourth quarter of fiscal 2011 which contributed $5.9 million to sales.  Sales increased 0.8%, excluding the extra week in fiscal year 2011, due to online and Team Sales divisions sales increases of 110% and 15%, respectively, partially offset by a comparable store sales decrease of 0.4%.  Continued weak macroeconomic conditions in our markets caused the slight decline in comparable store sales.

Gross profit as a percent of sales increased to 28.2% from 26.8% for fiscal 2010 primarily due to lower rent expense.  SG&A as a percent of sales increased to 25.6% from 24.3% for fiscal 2010, primarily from increased labor, which helped increase the average sales transaction by 2.0%.  Depreciation as a percent of sales declined to 2.9% from 3.6% as a result of the non-cash impairment charge of $10.9 million recorded in fiscal 2010 and the low level of capital expenditures in fiscal 2010 and fiscal 2011 with no new store openings or remodels.  The Company recorded an income tax benefit from a change to the net operating carryback regulations in fiscal 2010, while no provision was recorded in fiscal 2011.

Net loss for fiscal 2011 was reduced to $3.0 million, or $0.21 per diluted share, compared to a net loss of $8.3 million, or $0.59 per diluted share for fiscal 2010.  Excluding the non-cash impairment charges and the effect of income taxes in fiscal years 2011 and 2010, the Company’s net loss was reduced to $3.0 million, or $0.21 per diluted share for fiscal 2011, from a net loss of $6.5 million, or $0.46 per diluted share for fiscal 2010.

Craig Levra, Chairman and CEO, concluded, “During the year, we increased our store staff and customer service to allow our sales associates to focus on our expanding assortment of specialty brands, which resulted in a higher average sales transaction.”

“For fiscal 2012, we continue to micro-merchandise utilizing Action Pass data, improve the functionality of sportchalet.com, and refine our store strategy.  These steps combined with our improving operating performance position us for future growth.  Our company continues to evolve and adapt, is markedly better and we are excited about our future.”

Liquidity

During fiscal 2011, Sport Chalet signed an expanded credit agreement with Bank of America that allows the Company to borrow on more favorable terms and conditions.  On April 3, 2011, the credit facility had a borrowing capacity of $65.0 million, of which the Company utilized $42.5 million (including a letter of credit of $1.6 million) and had $16.0 million in availability, $10.2 million above the EBITDA covenant availability requirement of $5.8 million.  With the expanded credit facility in place, the increased availability provides the Company with the financial flexibility to pursue its operating and strategic initiatives.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading, full service specialty retailer with 55 stores in California, Nevada, Arizona and Utah; Sport Chalet online at sportchalet.com; and a Team Sales division.  The Company offers more than 50 services for the serious sports enthusiast, including backpacking, canyoneering and kayaking instruction, car rack installation, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair at its store locations.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, including, but not limited to, the ability to strengthen the Company’s liquidity, manage expenses and inventory position, improve operating efficiencies, and navigate through the current challenging environment, involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to reduce an adequate amount of operating expenses and control costs, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Sport Chalet, Inc.

Consolidated Statements of Operations

	Fiscal year
	2011	2010	2009
	(in thousands, except per share amounts)

Net sales	$362,483	$353,695	$372,652
Costs of goods sold, buying and occupancy costs	260,131	258,873	284,257
Gross profit	102,352	94,822	88,395

Selling, general and administrative expenses	92,647	85,894	107,651
Depreciation and amortization	10,351	12,644	14,243
Impairment charge	-	10,935	10,730
Loss from operations	(646)	(14,651)	(44,229)

Interest expense	2,366	2,762	2,195
Loss before income taxes	(3,012)	(17,413)	(46,424)

Income tax provision (benefit)	3	(9,139)	5,823
Net loss	$(3,015)	$(8,274)	$(52,247)

Loss per share:
Basic and diluted	$(0.21)	$(0.59)	$(3.70)

Weighted average number of common shares
outstanding:
Basic and diluted	14,189	14,126	14,123

Sport Chalet, Inc.

Consolidated Balance Sheets

	April 3,	March 28,
	2011	2010
Assets	(in thousands, except share amounts)
Current assets:
Cash and cash equivalents	$51	$2,906
Accounts receivable, net of allowances for doubtful
accounts of $324 and $348, respectively	2,109	2,403
Merchandise inventories	93,588	97,280
Prepaid expenses and other current assets	4,542	1,235
Income tax receivable	-	12
Total current assets	100,290	103,836

Fixed assets, net	26,830	34,873
Total assets	$127,120	$138,709

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$21,606	$24,998
Loan payable to bank	40,854	45,290
Salaries and wages payable	3,247	3,972
Other accrued expenses	15,912	15,909
Total current liabilities	81,619	90,169

Deferred rent	23,055	24,056
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 2,000,000	-	-
Issued and outstanding shares – none
Class A Common stock, $.01 par value:
Authorized shares – 46,000,000	124	124
Issued and outstanding shares – 12,413,490 in 2011
and 12,412,490 in 2010
Class B Common stock, $.01 par value:
Authorized shares – 2,000,000	18	18
Issued and outstanding shares – 1,775,821 in 2011
and 1,770,821 in 2010
Additional paid-in capital	36,107	35,130
Accumulated deficit	(13,803)	(10,788)
Total stockholders’ equity	22,446	24,484
Total liabilities and stockholders’ equity	$127,120	$138,709

Sport Chalet, Inc.

Consolidated Statements of Cash Flows

	Fiscal year
	2011	2010	2009
Operating activities	(in thousands)
Net loss	$(3,015)	$(8,274)	$(52,247)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation and amortization	10,351	12,644	14,243
Loss on disposal of equipment	4	4	173
Impairment charge	-	10,935	10,730
Share-based compensation	965	530	354
Deferred income taxes	-	-	5,723
Changes in operating assets and liabilities:
Accounts receivable	294	(969)	(75)
Merchandise inventories	3,692	(8,849)	(2,286)
Prepaid expenses and other current assets	(3,307)	943	3,992
Income tax receivable	12	992	401
Accounts payable	(3,392)	(6,085)	1,602
Salaries and wages payable	(725)	(178)	(470)
Other accrued expenses	(1,104)	(3,470)	6,125
Deferred rent	(1,001)	(1,161)	996
Net cash provided by (used in) operating activities	2,774	(2,938)	(10,739)

Investing activities
Purchases of fixed assets	(1,205)	(738)	(16,245)
Net cash used in investing activities	(1,205)	(738)	(16,245)

Financing activities
Proceeds from bank borrowings	384,409	396,262	321,979
Repayment of bank borrowings	(388,845)	(390,112)	(300,055)
Checks drawn in excess of cash in balances	-	-	1,446
Proceeds from exercise of stock options	12	142	-
Excess tax benefit from share-based compensation	-	-	10
Net cash (used in) provided by financing activities	(4,424)	6,292	23,380

(Decrease) increase in cash and cash equivalents	(2,855)	2,616	(3,604)
Cash and cash equivalents at beginning of year	2,906	290	3,894
Cash and cash equivalents at end of year	$51	$2,906	$290

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Income taxes	$-	$-	$52
Interest	$2,274	$2,645	$1,716

Supplemental Disclosure of non-cash investing and financing activities
Property and equipment acquired under capital leases	$1,107	$-	$-